August 24, 2005

Mr. David G. Nord
16 Oak Bluff
Avon, CT 06001

Dear Dave.

I am pleased to confirm my revised offer to you to join Hubbell Incorporated as Senior Vice President and Chief Financial Officer, reporting to me in my capacity as Chairman of the Board President and CEO. As we have discussed, once we are both in agreement with the terms of this offer, I will present it to our Board of Directors for final confirmation and approval. Your starting base salary will be at the annual rate of $375,000 payable monthly ($31,250 per month). We review base salaries annually with future increases dependent upon performance and assigned responsibilities.

As a key executive, you will be eligible for our discretionary annual incentive program. Bonuses are determined by the Compensation Committee of the Board of Directors and are normally paid in February for the previous fiscal (calendar) year, subject to audit approval. Your target percentage of base salary for bonus is 70% (see enclosed copy of the Hubbell Incorporated Incentive Compensation Plan 2005 Annual Incentive Guidelines) and for the bonus for the calendar year ending December 31, 2005, you will receive a minimum guaranteed bonus of $220,000.

You will also be eligible for non-qualified stock option grant consideration in
December 2005 at levels commensurate with your position and performance and grants to other senior executives. Also, subsequent grant recommendations will reflect your participation at levels commensurate with your position and performance and grants to other senior executives. However, under our new 2005 Incentive Award Plan approved by our shareholders in May, 2005, in lieu of the non-qualified option grant shares, you could receive a different mix of long-term awards (e.g. restricted stock, performance units, etc.). In the event we use a different long-term compensation mix, you will receive such mix as reflects the conversion rate(s) that are applied to other Company senior executives. Our customary vesting schedule for non-qualified stock option grants has been one-third on the first anniversary date of the grant, an additional one-third on the second anniversary date of the grant, and another one-third on the third anniversary date of the grant. Vesting for awards in December, 2005 for all Company senior executives is unknown at this time and will be at the discretion of the Compensation Committee. However, vesting for awards you would receive will be commensurate for your position and performance and grants to other Company senior executives.

In addition, the Compensation Committee has approved a restricted stock grant under our 2005 Incentive Award Plan in an amount equal to the equivalent value of the unvested stock options you currently have been granted by your present employer ($1,100,000 in value). This award would vest one-third on the first anniversary date of the grant, an additional one-third on the second anniversary date of the grant, and another one-third on the third anniversary date of the grant.

You will be eligible to participate in our benefit program for salaried employees, the first day of the month following a thirty (30) day waiting period, upon joining Hubbell. These programs include: medical, dental, personal life, dependent life, personal accident, and long term disability coverages, plus the Hubbell Incorporated Employee Savings and Investment Plan, a 401(k) savings and investment plan which includes a 50% employer match for every dollar that you contribute up to 6%. In addition, this plan includes an annual Company discretionary profit sharing contribution. In 2004, this contribution was 4.25% of pensionable earnings.

In addition, the Compensation Committee has approved your participation in our Supplemental Executive Retirement Plan (SERP) which vests 6% per year for each of 10 years subject to appropriate offsets.

You will also participate in the Company’s management continuity program at the level commensurate with your position (see the enclosed format of your Agreement).

A Company automobile will also be provided per policy ($49,500) (see enclosed copy of the Hubbell Corporate Headquarters Human Resources Policy Providing Company Vehicle for Key Executive Personnel).

You will be entitled to four weeks of vacation per calendar year, pro rated for the year 2005.

You will also be entitled to the fringe benefits commensurate with your job description (financial counseling and country club dues.)

While certainly not anticipated, should the Company terminate your employment other than for cause (as defined below) or you terminate your employment for “good reason” (as defined below) within the first two (2) years of your employment date, (i) severance will be paid to you (in twelve equal monthly payments) in an amount equal to your then current base salary (during the first year, $375,000) and (ii) two-thirds (2/3) of the restricted stock grant referenced in the fourth paragraph of this letter will vest as of the date of separation of employment. Any medical, dental, employee life insurance or flexible spending account benefits applicable to you during your employment will continue for the twelve (12) month severance period as well. This payment will not be made, however, should termination be for “cause” or if you terminate other than for “good reason”. Your employment may be terminated for “cause”, in the event of (i) your willful misconduct of a material nature or violation of material written policies (as identified in Schedule I attached hereto and made a part hereof) of the Company, (ii) your willful failure to perform the duties of your job (other than by reason of disability), or (iii) your conviction or a plea of no contest or guilty to a felony or other crime involving moral turpitude. You may terminate your employment for “good reason” because of (i) a material reduction in your duties, responsibilities or authority, or (ii) a reduction in your base salary or target bonus incentive, other than a reduction in salary or target bonus incentive as a result of an adjustment in the salaries and bonus incentives generally applicable to senior management of the Company.

We have performed, to our satisfaction, a full reference and background check. We have also confirmed your passing the routine physical examination and drug screening.

I am confident that your move to Hubbell will be mutually rewarding. I look forward to the opportunity of working with you. We anticipate that you will be joining us on September 16, 2005.

Sincerely,

/s/ Timothy H. Powers

Timothy H. Powers
Chairman of the Board,
President and Chief Executive Officer

Agreed and Accepted this 29th day of August, 2005

/s/ David G. Nord
David G. Nord

Schedule I
Material Written Policies

1. Conflicts of Interest Policy, Business Ethics Policy and Use of Undisclosed Information Statement (14 pages). Effective 12/02/03;

2. Sexual Harassment Policy (2 pages) Effective 4/1/92 with attached 2-pg. “Statement of Hubbell Harassment Policy”;

3. Hubbell Incorporated Computer and Data Communication Use Policy (7 pages) dated: October 27, 2000;

4. Hubbell Incorporated Memorandum re: Reporting and Liability Provisions of Section 16 of the Securities Exchange Act (14 pages in total) dated August 26, 2002;

5. Legal Compliance Policy and Environmental Policy Statement (5 pages total including cover memo dated 1/1 0/2005 and;

6. Policy Regarding Trades and Securities, and Treatment of Confidential Information, by Directors, Officers and Designated Company Personnel (15 pages in total including cover memo dated 3/14/2005).